Exhibit (b)(1)(ii)

Execution Version

AMENDMENT NO. 1 AND WAIVER NO. 1

TO CREDIT AGREEMENT

AMENDMENT NO. 1 AND WAIVER NO. 1, dated as of December 29, 2021 (this “Amendment”), to the Credit Agreement, dated as of June 15, 2015, among Tortoise Pipeline & Energy Fund, Inc., a Maryland corporation (the “Borrower”), each Lender from time to time party thereto and The Bank of Nova Scotia, as Administrative Agent to the Lenders (the “Administrative Agent”) (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower requested an amendment and waiver under the Credit Agreement upon the terms and conditions herein contained, and the Administrative Agent and the Lenders have agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.              The Borrower acknowledges and agrees that on or about March 31, 2020, the Borrower failed to observe or perform a covenant under Section 6.16 of the Credit Agreement and, as a result thereof, an Event of Default under Section 8.01(b) of the Credit Agreement has occurred and is continuing (the “Coverage Default”).

2.              The Borrower acknowledges and agrees that it failed to provide the financial statements for the fiscal quarter ended February 29, 2021 required by Section 6.01(b) of the Credit Agreement and, as a result thereof, an Event of Default under Section 8.01(b) of the Credit Agreement has occurred and is continuing (the “Financial Reporting Default” and, together with the Coverage Default, the “Initial Defaults”).

3.              The Borrower acknowledges and agrees that during the period from the commencement of the earlier Initial Default through the date hereof, (a) it was in default of its obligations under Section 6.03(a) of the Credit Agreement because it failed to notify the Administrative Agent and each Lender of one or both of the Initial Defaults and, as a result thereof, an Event of Default under Section 8.01(b) of the Credit Agreement has occurred and is continuing (the “Notice Default”), (b) it may have declared or made any Restricted Payment in violation of Section 7.06 of the Credit Agreement and, as a result thereof, an Event of Default under Section 8.01(b) of the Credit Agreement may have occurred and is continuing (the “Restricted Payment Default”), and (c) it may have certified, represented and/or warranted that, despite the occurrence and continuance of the Initial Defaults and the Notice Default, that no Default had occurred or was continuing and, as a result thereof, one or more Events of Default may have occurred and are continuing under Section 8.01(d) of the Credit Agreement (the “Borrowing Default” and, collectively with the Initial Defaults, the Notice Default and the Restricted Payment Default, the “Agreement Defaults”).

4.             The Lenders hereby waive (a) the Agreement Defaults, (b) all breaches of representations and warranties under the Loan Documents caused solely by the Agreement Defaults, and (iii) all failures to satisfy conditions precedent set forth in Section 4.02 of the Credit Agreement resulting solely from the Agreement Defaults.

5.             Section 1.01 of the Credit Agreement is hereby amended by inserting the following defined terms in their appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Amendment No. 1 Effective Date” means the Amendment Effective Date as defined in Amendment No. 1 and Waiver No. 1, dated as of December 29, 2021 to this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any calculation period for interest with reference to such Benchmark pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.07, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement means, for any Available Tenor:

(1)	For purposes of Section 3.07(a), the first alternative set forth below that can be determined by the Administrative Agent:

a.	the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points), or

b.	the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 3.07(a); and

(2)	For purposes of Section 3.07(b), the sum of: (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent (at the direction of, or with the consent of, Required Lenders) as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. Dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Daily LIBOR Rate,” the definition of “Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1)	a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least ten (10) currently outstanding U.S. Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Erroneous Payment” has the meaning assigned to it in Section 9.09(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.09(d).

“Erroneous Payment Impacted Loans” has the meaning assigned to it in Section 9.09(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.09(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.09(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Payment Recipient” has the meaning assigned to it in Section 9.09(a).

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Scheduled Commitment Termination Date” means December 28, 2022.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

6.             Each of the following defined terms contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Margin” means (a) prior to the Amendment No. 1 Effective Date, with respect to each Loan, the rate per annum set forth from time to time in this Agreement as the applicable margin applicable to the interest rate at which such Loan accrued interest under the Loan Documents, and (b) on and after the Amendment No. 1 Effective Date, a rate per annum equal to 1.125%.

“Commitment Fee Rate” means (a) prior to the Amendment No. 1 Effective Date, the rate per annum set forth from time to time in this Agreement at which the commitment fee payable thereunder accrued, and (b) on and after the Amendment No. 1 Effective Date, a rate per annum equal to (i) as of any date upon which the Aggregate Commitments (x) equal or exceed 90% of the Commitment, 0.0%, (y) equal or exceed 70% but do not equal or exceed 90% of the Commitment, 0.15%, and (z) equal or exceed 50% but do not equal or exceed 70% of the Commitment, 0.20%, and (ii) as of any other date, 0.30%.

“Daily LIBOR Rate” means, as of any date of determination, the higher of (a) 0.0% and (b) the rate of interest per annum that appears on the Reuters LIBOR01 Page (or such other information service as may be selected by the Administrative Agent in its reasonable discretion) displaying interest rates for Dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., as the rate for Dollar deposits in the London interbank market with a maturity of one month (or, if such date of determination is not a London Banking Day, the immediately preceding Business Day on which banks are so open).

“Designated Jurisdiction” means any region, country or territory to the extent that such region, country or territory is the subject of any Sanction.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc., or any successor acceptable to the Administrative Agent and performing substantially the same function.

“Sanctioned Country” means, at any time, a region, country or territory which is the subject to region- or country-based (not individual- or entity-based) Sanctions.

“Termination Date” means the earlier to occur of (a) the Scheduled Commitment Termination Date, and (b) the date on which the Aggregate Commitments terminate or are terminated pursuant to the terms hereof.

7.             The defined term “Defaulting Lender” contained in Section 1.01 of the Credit Agreement is hereby amended by replacing the phrase “or (iii)” with the phrase “(iii) become the subject of a Bail-In Action, or (iv)”.

8.            The defined term “Federal Funds Rate” contained in Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase “arranged by Federal funds brokers” contained therein.

9.             The Credit Agreement is hereby amended by deleting in its entirety (a) each of Exhibit G and Exhibit H, and (b) each of the following defined terms contained in Section 1.01 thereof:

“Applicable Lenders”

“Applicable Margin Change Effective Date”

“Applicable Margin Change Notice”

“Commitment Fee Change Effective Date”

“Commitment Fee Change Notice”

“Initial Commitment Fee Period”

“Initial Margin Period”

“LIBOR”

“Subsequent Commitment Fee Period”

“Subsequent Margin Period”

“Termination Notice”

“Termination Notice Effective Date”

10.            Section 2.09 of the Credit Agreement is hereby amended and restated in its entirety as follows:

2.09	[Reserved.]

11.           Section 2.10 of the Credit Agreement is hereby amended by (a) deleting the designation “(a)” contained therein and (b) deleting clause (b) in its entirety.

12.            Article III of the Credit Agreement is hereby amended by adding a new Section 3.07 as follows:

3.07           Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)               Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)               Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, (i) the Benchmark Replacement will replace the then- current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower and the Lenders without any amendment to this Agreement or any other Loan Document, or further action or consent of the Borrower or any Lender, or (ii) in the event that no Benchmark Replacement has been selected in accordance with clause (2) of the defined term “Benchmark Replacement”, the Borrower shall immediately prepay all Loans bearing interest by reference to such Benchmark. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower (x) may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark, and (y) the Borrower shall immediately prepay all Loans bearing interest by reference to such Benchmark.

(c)               Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)               Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to USD LIBOR or any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.07, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

(e)                Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f)                No Liability. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to USD LIBOR or any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to this Section 3.07, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

13.           Section 4.02 of the Credit Agreement is hereby amended by adding a new clause (e) immediately after clause (d) thereto as follows:

(e)               Upon the request of any Lender, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act.

14.            Section 5.01 of the Credit Agreement is hereby amended by inserting the following sentence at the end thereof:

The Borrower is a non-diversified, closed-end management investment company registered as such under the Investment Company Act.

15.           Section 5.02 of the Credit Agreement is hereby amended by inserting the following sentence at the end thereof:

The Borrower is not an Affected Financial Institution.

16.           Section 5.18(a)(ii) of the Credit Agreement is hereby amended by replacing it in its entirety with the following: “located, organized or resident in a region, country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Cuba, Iran, North Korea, Crimea and Syria.”

17.              Section 6.02(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(g)               promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request; or (ii) information and documentation requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Act or other applicable anti-money laundering laws.

18. Section 6.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.16     Asset Coverage Compliance. As of the end of each month during the Availability Period, regardless of whether the Borrower has incurred new Indebtedness, the Borrower shall maintain an “Asset Coverage” (as defined in Section 18(h) of the Investment Company Act), equal to or greater than the requirements of the Investment Company Act as if the Borrower had incurred new Indebtedness as of such date. In addition, at no time shall (a) the Borrower’s “Asset Coverage” (as defined in Section 18(h) of the Investment Company Act) be less than 200% and (b) one or more Loans or any principal thereof be outstanding. Borrower will include in each Borrowing Base Certificate required hereby a calculation of the “Asset Coverage” demonstrating compliance with this Section 6.16 in form and substance satisfactory to the Administrative Agent.

19.              Section 7.04 of the Credit Agreement is hereby amended by inserting the phrase “divide,” immediately after the phrase “Merge,” contained therein.

20.              Section 7.11(a)(i) of the Credit Agreement is hereby amended by replacing it in its entirety with the following: “to fund, finance or facilitate any activities or business of or with any Person, or in any region, country or territory, that, at the time of such funding, financing or facilitating is, or whose government is, the subject of Sanctions, or”.

21.              Section 8.01(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)       Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15 or 6.16 or Article VII; provided that with respect to any failure to perform or observe Section 6.02(b) or Section 6.16 such failure shall continue for 5 days; or

22. Section 8.01(l) of the Credit Agreement is hereby amended by inserting the following phrase immediately before the period at the end thereof:

; or the Borrower shall fail to be a closed-end management investment company registered as such under the Investment Company Act

23. Article IX of the Credit Agreement is hereby amended by adding a new Section 9.09 as follows:

9.09       Erroneous Payments

(a)          If the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.09 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)         Without limiting immediately preceding clause (a), each Payment Recipient agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall (and shall cause any other recipient that receives funds on its behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.09(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.09(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.09(a) or on whether or not an Erroneous Payment has been made.

(c)          Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)          (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Payment Recipient that has received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Payment Recipient at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Payment Recipient shall be deemed to have assigned its Loans (but not its Commitment) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Payment Recipient shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitment which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Lender and such Commitment shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.06 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)         The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s obligations under the Loan Documents in respect of Erroneous Payment Subrogation Rights shall not be duplicative of such obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligation owed by the Borrower under the Loan Documents; provided that this Section 9.09 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Borrower under the Loan Documents relative to the amount (and/or timing for payment) of the obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent, provided further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)          To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)         Each party’s obligations, agreements and waivers under this Section 9.09 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Aggregate Commitments and/or the repayment, satisfaction or discharge of all obligations of the Borrower (or any portion thereof) under any Loan Document.

24.              Section 10.07(a) of the Credit Agreement is hereby amended by adding the phrase “, service providers” immediately after the word “advisors”.

25.               Section 10.14(b) of the Credit Agreement is hereby amended by replacing (a) each instance of the word “KANSAS” and (b) the word “JOHNSON” with the phrase “NEW YORK”.

26.              Section 10.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:

10.17     Electronic Execution of Assignments and Loan Documents. Delivery of an executed counterpart of a signature page of each Assignment and Assumption or Loan Document, or any amendment, supplement or other modification thereto, by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart thereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with an Assignment and Assumption, the Loan Documents and the transactions contemplated thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent or any Lender to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and/or the Borrower, electronic images of each Assignment and Assumption or Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of any Assignment and Assumption or Loan Document based solely on the lack of paper original copies thereof, including with respect to any signature pages thereto. For purposes hereof, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

27.           Article X of the Credit Agreement is hereby amended by adding a new Section 10.21, Section 10.22 and Section 10.23 as follows:

10.21     Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Aggregate Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Aggregate Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Aggregate Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Aggregate Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 8414 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Aggregate Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)               In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Aggregate Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)               For purposes of this Section 10.21, the following terms have the following meanings:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

10.22 Acknowledgement Regarding any Supported QFCs.

To the extent that any Loan Document (i) constitutes a QFC (such Loan Document, a “Loan Document QFC”), or (ii) provides support, through a guarantee or otherwise, for any Loan Document QFC, any Financial Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that such Loan Document and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under such Loan Document that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and such Loan Document were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)         As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.23      Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

28.              Schedule 2.01 of the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 2.01 hereto.

29.              Schedule 10.02 of the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 10.02 hereto.

30.              Paragraphs 1 through 29 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)               the Administrative Agent shall have received from the Borrower and each Lender either (i) a counterpart of this Amendment executed on behalf of such Person or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or e-mail transmission of a signed signature page of this Amendment) that such Person has executed a counterpart of this Amendment;

(b)               the Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent (i) certifying that the Borrower’s Organization Documents have not been amended, supplemented or modified since June 15, 2015, or if so, attaching a true, correct and complete copy of each amendment, supplement or modification thereof, (ii) certifying as to the incumbency of the Borrower’s Responsible Officer or Officers who may sign this Amendment, including therein a signature specimen of such Responsible Officer or Officers, and (iii) attaching true, complete and correct copies of the resolutions duly adopted by the board of directors approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the Amendment Effective Date;

(c)               the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Amendment Effective Date) from external legal counsel to the Borrower in all respects acceptable to the Administrative Agent;

(d)             the Administrative Agent shall have received a new Federal Reserve Form U-1 from the Borrower for each Lender, in form and substance satisfactory to such Lender;

(e)               the aggregate outstanding principal balance of the Loans shall not exceed $15,000,000;

(f)                 the Administrative Agent shall have received such documents and information as the Administrative Agent or any Lender shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(g) the Borrower shall have paid all reasonable and documented out-of-pocket fees and disbursements incurred by the Administrative Agent (including, without limitation, legal fees and disbursements of counsel to the Administrative Agent) in connection herewith.

31.          The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder and agrees and admits that (i) it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligation, and (b) represents and warrants that, after giving effect to the waiver herein contained, (1)  as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing and (2) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

32.           In all other respects, the Loan Documents shall remain in full force and effect, and no amendment or waiver in respect of any term or condition of any Loan Document shall be deemed to be an amendment or waiver in respect of any other term or condition contained in any Loan Document.

33.          This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

34.          Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent or any Lender to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Lenders and the Borrower, electronic images of this Amendment (including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto. For purposes hereof, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

35.          THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[the remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TORTOISE PIPELINE & ENERGY FUND, INC.

By:	/s/ P. Bradley Adams
Name:	P. Bradley Adams
Title:	Chief Executive Officer

Tortoise Pipeline & Energy Fund, Inc. (TTP) - Amendment No. 1 and Waiver No. 1

THE BANK OF NOVA SCOTIA

By:	/s/ Aron Lau
Name:	Aron Lau
Title:	Director

Tortoise Pipeline & Energy Fund, Inc. (TTP) - Amendment No. 1 and Waiver No. 1

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
The Bank of Nova Scotia	$15,000,000	100.000000000%
Total	$15,000,000	100.000000000%

Tortoise Pipeline & Energy Fund, Inc. (TTP) - Amendment No. 1 and Waiver No. 1

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Tortoise Pipeline & Energy Fund, Inc.

c/o Tortoise Capital Advisors, LLC

11550 Ash Street, Suite 300

Leawood, KS 66211

Attention: Brad Adams, Chief Financial Officer

Electronic Mail: BAdams@tortoiseadvisors.com

U.S. Taxpayer Identification Number: 45-2785066

Website: http://closedendfunds.tortoiseadvisors.com/ttp/overview/

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Mona Nagpaul

The Bank of Nova Scotia

c/o Corporate Loan Team

720 King Street West, 4th Floor

Toronto, Ontario

Canada M5V 2T3

CorporateLending.LoanOps@scotiabank.com

Other Notices as Administrative Agent:

(Financial Statements, Compliance Certificate and other Notices to the Lenders, Agency Management:

Aron Lau

US Corporate Banking – Financial Services

250 Vesey St, 23rd floor

New York, NY, 10281

Tortoise Pipeline & Energy Fund, Inc. (TTP) - Amendment No. 1 and Waiver No. 1